Exhibit 10.3

SECURED PROMISSORY NOTE

$800,000.00	October 19, 2020

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, Redwood Mortgage Investors IX, LLC, a Delaware limited liability company (“Maker”), promises to pay to Redwood Mortgage Investors VIII, a California limited partnership (“Payee”), the principal sum of Eight Hundred Thousand Dollars ($800,000.00) (“Principal”) together with interest as provided in this Secured Promissory Note (“Note”) and on the following terms and conditions:

1.Secured Note.  This Note is secured by that certain Pledge and Security Agreement of even date herewith, entered into by and between Maker and Payee (the “Pledge Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings given in the Pledge Agreement.

2.Maturity Date.  All unpaid Principal, Interest and any and all other sums payable to Payee under this Note shall be due and payable, in full, on the earlier of: (i) the closing of the Purchase Transaction contemplated in the Pledge Agreement; and (ii) November 30, 2020 (the “Maturity Date”).

3.Interest.  In addition to the repayment of the Principal amount of this Note, Maker shall pay to Payee interest in the amounts provided herein (collectively referred to herein as “Interest”).

(a)If Principal is repaid to Payee upon the closing of the Purchase Transaction, Interest payable to Payee on the corresponding Maturity Date shall be Interest equal to the sum of following: (i) Interest in an amount equal to the Payee’s Pro Rata Share of the weighted average interest that accrues on the Loans Held for Sale from the date of this Note through the closing of the Purchase Transaction and corresponding Maturity Date; and (ii) Payee’s Pro Rata Share of any prepayment premium payable to Maker in the Purchase Transaction.  For the purposes of this Note, the Payee’s “Pro Rata Share” means the fraction, expressed as a percentage, the numerator of which is the aggregate principal balance of the Loans Held for Sale and the denominator of which is the Principal amount of this Note as of the Purchase Transaction closing and corresponding Maturity Date.

(b)If the Purchase Transaction fails to close by the November 30, 2020, Maturity Date or the provisions of subsection (a) are otherwise inapplicable: (i) Interest payable to Payee on the Maturity Date shall be equal to the Payee’s Pro Rata Share of the weighted average interest that accrues on the Loans Held for Sale from the date of this Note through the Maturity Date; and (ii) Payees Pro Rata Share of the prepayment premium described in subsection (a)(ii) above shall be payable to Maker if and when the Purchase Transaction is closed and the prepayment premium is paid by the purchaser.

4.Payment.  No payments shall be due from Maker under this Note prior to the Maturity Date.  On the Maturity Date, Maker shall make a lump sum payment to Payee which shall include all unpaid Principal, all Interest and any and all other sums due under this Note.  This Note may be prepaid at any time by paying all unpaid Principal and all Interest payable as of the date of prepayment.  All payments made by Maker hereunder shall be applied first to Interest, then to the outstanding Principal.

5.Default.  The occurrence of any of the following (each, an “Event of Default”), shall constitute a default hereunder:

(a)Failure of Maker to pay all amounts due under this Note on the Maturity Date.

(b)Default in the performance of any obligation contained in the Pledge Agreement or any other instrument (including any amendment, modification or extension thereof) given by Maker for the purpose of securing this Note.

(c)Maker shall commence (or take any action for the purpose of commencing) or Maker shall have commenced against it any proceeding under any bankruptcy, reorganization, readjustment of debt or similar law

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or statute, a receiver, trustee or custodian is appointed for a substantial part of Maker’s assets, Maker makes assignment for the benefit of creditors, or Maker is otherwise deemed to be insolvent.

6.Remedies. Upon the occurrence of any Event of Default, Payee, at its option and without further notice, demand, or presentment for payment to Maker or others, may declare immediately due and payable the unpaid Principal balance of this Note and all Interest payable thereon together with all other sums owed by Maker under this Note. Payment of such sums may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Payee under this Note and the Pledge Agreement.

7.Remedies Cumulative. The rights and remedies of Payee provided in this Note and the Pledge Agreement are cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion Payee, and may be exercised as often as occasion therefor shall occur. The failure of the Payee to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

8.Costs. Maker agrees to pay immediately upon demand all costs, expenses and fees, including without limitation reasonable attorneys' fees incurred by Payee in any proceeding for the collection of the debt evidenced by this Note, in any litigation or controversy arising from or connected with the enforcement of this Note or the Pledge Agreement, and/or in any proceedings to enforce payment of Maker's obligations hereunder by an action or participation in, or in connection with, a case or proceeding under Chapter 7, 1l or 13 of the Bankruptcy Code, or any successor statute thereto.

9.Assignment. This Note may not be assigned, transferred, pledged or hypothecated by Maker without the prior written consent of Payee, which may be withheld by Payee in its sole discretion. Payee shall have the absolute right to assign this Note without Maker's consent

10.Severability. If any provision of this Note, or the application of it to any party or circumstance is held to be invalid, such provision shall be ineffective, but the remainder of this Note, and the application of such provision to the other parties or circumstances, shall not be affected thereby.

MAKER:	REDWOOD MORTGAGE INVESTORS IX, LLC
a Delaware limited liability company

	By:	Redwood Mortgage Corp.,
a California corporation, its General Partner

		By:	/s/ Michael Burwell
Michael Burwell, President

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PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Agreement”) is made and entered into on October 14, 2020, (“Effective Date”) by and between Redwood Mortgage Investors VIII, a California limited partnership (the “Secured Part”), and Redwood Mortgage Investors IX, LLC, a Delaware limited liability company (“Pledgor”), with reference to the following facts:

RECITALS

A.Contemporaneously herewith, Secured Party has made a short term loan to Pledgor in the amount of $800,000 (the “Loan”). which Loan is evidenced by the that certain Secured Promissory Note made by Pledgor in favor of Secured Party and dated as of the Effective Date hereof (the “Secured Note”).

B.Peldgor is a mortgage fund in the business of making loans secured by California real estate and, as of the Effective Date, Pledgor is holding the loans identified in Exhibit A of this agreement for sale to third parties (the “Loans Held for Sale”). Pledgor has received and is assessing competing bids for the purchase of its Loans Held for Sale and currently expects that a purchase and sale transaction with one of existing bidders will occur and be closed in October or November of 2020 (the “Purchase Transaction”). Pledgor also intends to utilize the proceeds from the Loan Purchase Transaction to: (i) repay all of Pledgor’s obligations due to Western Alliance Bank (“Credit Line Lender”) under its existing credit line with Credit Line Lender (“Credit Line Agreement”) that are secured by the Loans Held for Sale (as applicable) (the “Credit Line Obligations”); and (ii) repay all of the obligations due to Secured Party under the Secured Note.

C.Secured Party is only willing to make the Loan to Pledgor on the express condition that the Loan and Pledgor’s obligations to Secured Party under the Secured Note be secured by a pledge of Pledgor’s interest in the Purchase Transaction proceeds (net of the Credit Line Obligations), Pledgor’s right to receive payments under the Loans Held for Sale (after payment of all applicable Credit Line Obligations) and all other Collateral (as defined herein) on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1.Recitals. The above stated Recitals are true and correct as of the Effective Date and are hereby incorporated into this Agreement in their entirety.

2.Pledge of Collateral. Pledgor hereby pledges and grants to Secured Party, as collateral security for the prompt and complete payment and performance of the Obligations (as defined in Section 3, below), a first priority security interest in all right title and interest of Pledgor, whether now existing or hereafter from time to time arising or acquired in and to the following (“Collateral”):

(a)all sale proceeds payable to Pledgor from the Purchase Transaction and any other sale of the Loans Held for Sale to the extent they exceed the Credit Line Obligations with respect the Loans Held For Sale (as applicable);

(b)all payment premiums payable to Pledgor with respect to the sale of any of the Loans Held for Sale, whether in a currently contemplated Purchase Transaction or otherwise; and

(c)all payments of principal, interest and other monies due or to become due with respect to the Loans Held for Sale in excess of the Credit Line Obligations payable with respect to any Loans Held For Sale (as applicable); and

(d)all claims, rights and interest in proceeds, collections, and recoveries with respect to the foregoing.

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3.Secured Obligations. The pledge set forth in Section 2, is made by Pledgor in favor of Secured Party to secure the prompt and complete performance of Pledgor’s obligations under the Secured Note and this Agreement (collectively, the “Obligations”).

4.Perfection of Security Interest. This Agreement shall constitute a security agreement under California Uniform Commercial Code (“UCC”). Pledgor acknowledges that the perfection of the security interest provided for herein shall be made by filing a financing statement in the form attached hereto as Exhibit B (“Financing Statement”) with the California Secretary of State. Pledgor hereby authorized Secured Party to file the Financing Statement and to take any other actions and make any other filings Secured Party deems necessary to perfect or continue the perfection of the security interest granted by Pledgor under this Agreement.

5.Representations and Warranties; Covenants.

(a)Pledgor hereby represents and warrants to the Secured Party that Pledgor has good title (to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever.

(b)Pledgor agrees that, until the Obligations are fully satisfied, Pledgor will not (whether voluntarily, involuntarily or by operation of law) sell, assign, dispose or otherwise transfer (or attempt to sell, assign, dispose or otherwise transfer), or grant or create (or attempt to grant or create) any security interest, lien, pledge, claim or other encumbrance with respect to, any of the Collateral. Any transfer or encumbrance of any Collateral in violation of this Section 5(b) shall be deemed null and void ab initio.

6.Rights on Default. Upon the occurrence of a default by Pledgor with respect the Obligations, Secured Party shall have all of the rights and remedies granted to the Secured Party under the UCC and any other applicable laws, and such rights, powers and remedies will be exercisable by the Secured Party with respect to all or any portion of the Collateral.

7.Further Assurances. Pledgor and Secured Party hereby agree that, from time to time, Pledgor will promptly execute, deliver and file such instruments, certificates and documents and take such further acts as the Secured Party may reasonably request in order to perfect, preserve, protect and defend the pledge or security interest granted or purported to be granted hereunder or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any or all of Collateral.

8.Waiver. No failure, forbearance or delay by the Secured Party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Secured Parry from exercising any such right, power or remedy at any later time or times. No waiver of any of the provisions contained in this Agreement shall be valid unless made in writing and executed by the waiving party.

9.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflict of laws principles of that or any other jurisdiction.

(b)This Agreement and the Secured Note constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any prior agreements with respect to the subject matter hereof.

(c)If any provision of this Agreement is held to be invalid or unenforceable, the invalidity or enforceability of any such provision shall not affect the validity or enforceability of any other provision hereof. This Agreement may not be assigned by either party without the prior written consent of the other party. Any assignment in violation of this Section 9(c) shall be null and void. This Agreement shall (i) be binding upon the Pledgor’s successors and assigns and (ii) inure to the benefit of the successors and permitted assigns of the Secured party.

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(d)If any dispute between the parties under this Agreement or the Secured Note results in litigation or arbitration, the prevailing party shall be entitled to recover all reasonable costs incurred by such party in connection with such action, including, but not limited to, reasonable attorneys’ fees and expenses and, if Secured Party is the prevailing party, Secured Party’s reasonable collection costs.

(e)All headings are used herein for convenience of reference only and shall not be used to construe or interpret this Agreement. Unless varied by this Agreement, all terms used herein which are defined by the Delaware Uniform Commercial Code shall have the same meanings hereunder as assigned to them by the Delaware Uniform Commercial Code.

IN WITNESS WHEREOF, the parties hereto have executed this Pledge & Security Agreement effective as of the Effective Date.

PLEDGOR:			SECURED PARTY:

REDWOOD MORTGAGE INVESTORS IX, LLC			REDWOOD MORTGAGE IVESTORS VIII
a Delaware limited liability company			a California limited partnership

By:	Redwood Mortgage Corp.,		By:	Redwood Mortgage Corp.,
	a California corporation. its Manager			a California corporation, its General Partner

	By:	/s/ Michael Burwell		By:	/s/ Michael Burwell
		Michael Burwell, President			Michael Burwell, President

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EXHIBIT A

LOANS HELD FOR SALE

Loan Number.	Name of Borrower	Original Principal Balance
4683	Clara J., LLC	$2,300,000.00
4744	Afredo Muccino	$850,000.00
4775	Ablehed Family Trust	$2,000,000.00
4815	Entrust Group, Inc.	$1,007,500 .00
	Michael Campesino	$1,400,000.00

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